UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                       FORM 3
                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1. Name and Address of Reporting Person
   David B. Eisenhaure
   478 Jerusalem Road
   Cohasset, MA 02025
2. Date of Event Requiring Statement (Month/Day/Year)
   04/01/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Mechanical Technology Incorporated
   MKTY
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
__________________________________________________________________________________________________________________________
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect
                                           |   Securities         |   Form:        |   Beneficial Ownership
                                           |   Beneficially       |   Direct(D) or |
                                           |   Owned              |   Indirect(I)  |
___________________________________________________________________________________________________________________________
Common Stock - MKTY                        |  1000                |       D        |
- -----------------------------------------------------------------------------------------------------------------------------
____________________________________________________________________________________________________________________________
____________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
_____________________________________________________________________________________________________________________________
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         | Beneficial Ownership
                        |  Expiration       |  Securities           |         |exercise  |Form of      |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |
                        | Date    | Expira- |                       |of       |vative    |Security:    |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |
____________________________________________________________________________________________________________________________|
                        |         |           |                       |         |          |

- --------------------------------------------------------------------------------------------


Explanation of Responses:



SIGNATURE OF REPORTING PERSON



/s/ David B. Eisenhaure
_______________________
David B. Eisenhaure
DATE
04/03/00